[Mantyla McReynolds letterhead]



                                            October 19, 2001


Securities and Exchange Commission
450 West Fifth Street, N.W.
Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4 of Unistone, Inc.'s Form 8-K dated October 19, 2001, and are in agreement with the statements contained therein regarding our dismissal as auditors.

During the period from January 1, 2001 to October 19, 2001 and for the years ended December 31, 1999 and 2000, there were no disagreements between us and Unistone, Inc., whether resolved or not resolved, on any matter of accounting principles or practices, financial statements disclosure or auditing scope or procedure.

                                           Very truly yours,

                                   /s/Mantyla McReynolds
                                   MANTYLA McREYNOLDS